Exhibit 99

October 13, 2010

Dear Shareholder:

The preliminary estimate of our results for the third quarter of 2010 indicates that we lost $1,393,000. This places our year to date loss at $.21 per share. This compares to $.21 profit for the same time last year. More than the entire difference can be attributed to increases in the loan loss provision. For three quarters of 2010 we have placed $14,440,000 into the reserve from earnings. For 2009 the amount for three quarters was $8,216,000.

Here is a recap of our performance, adjusted for economic impact items, for the nine month periods of the last four years:

	2007	2008	2009	2010
Income Per Share [1]	$1.48	$1.35	$1.62	$1.72
(Before loss provision, FDIC Premium, Other Bad Debt Expense, and Tax) Provision for Loan Loss Per Share	0.21	0.84	1.07	1.87
FDIC Premium Per Share	0.01	0.01	0.21	0.15
Bad Debt & Collection Expenses	0.04	0.07	0.13	0.13

Total Economic Impact Items Per Share	0.26	0.92	1.41	2.15

Net Income Per Share before Tax	1.22	0.43	0.22	(0.43)

Federal Income Tax	0.35	0.09	0.01	(0.22)

Net Income Per Share	$0.87	$0.34	$0.21	($0.21)

Weighted average shares, basic and diluted	5,424,843	7,707,917	7,707,917	7,707,917

These statistics show that the core performance of the company — what we earn accumulating customer deposits and using those raw materials to make loans and investments, along with fee income, minus our expenses — remains strong and has improved over the last two years. As we have stressed before, this financial data indicates that there are no fundamental or structural problems with the company. Our strength continues to be the bank’s net interest margin. The bank’s tax equivalent net interest margin through June 2010 was 4.23% compared to our peer group at 3.65%. But, the cost of working through customer loan issues, which was $.26 per share for nine months in 2007, was $2.15 per share for the same period in 2010. Again, at some point a stabilizing economy and unemployment rates will translate in diminishing reserve needs.

Our delinquencies, as measured by loans 30 days or more past due or on non-accrual of interest, were 3.58% of total loans at the end of September 2010. This is down from last September’s 4.35%. We are pleased with this trend. There are, however, loans that have been modified by extending payments or terms to provide cash flow relief for customers challenged by the economy. When we modify a loan, we must review the collateral which in many cases is real estate. Since real estate values have not improved and in many cases have deteriorated, we must set aside reserves for any collateral shortfall. This has certainly contributed to the increase in our Reserve for Loan Loss, which stood at $21,600,000 at September 30, 2010 compared to $14,049,000 at September 30, 2009.

Our quick conclusion is that customers in our markets are saving money and paying down debt. This is undoubtedly a prudent course for customers and businesses, but can dampen an economic recovery based on consumption. Our deposits at September 30, 2010, were over $902,000,000. This is an increase from September 2009 balances of over $850,000,000 and September 2008 balances of over $776,000,000. Deposits are our raw materials. While deposits are growing faster than loans, putting pressure on our interest margin, this expanding deposit customer base and dollars represent future opportunity for us in putting this money to work.

While we continue to see loan opportunities in our more vibrant markets, overall loan demand is soft. Loan balances at September 30, 2010, were over $785,000,000. This is down slightly from September 2009 balances of over $791,000,000 and September 2008 balances of over $794,000,000. There are a number of factors here. Many customers and businesses have accumulated cash balances and are not in need of loans at this time. While we examine a number of new opportunities each day for loans in our markets, many customers and businesses just cannot qualify at this time. As we stated in our last correspondence, we are not inclined to lower lending standards just for the sake of increasing loan totals.

An evolving issue in the banking regulation world is changing capital standards. New standards being introduced would gradually increase, through 2018, minimum capital requirements for banks. By today’s standards the bank is “well capitalized”. However, management and the board are monitoring the evolving capital rules to determine the impact on our future capital planning. As profitability returns, the changing capital landscape will determine what profits are held for capital growth and profits that are returned to the shareholder as dividends.

Finally, in this political season, TARP has become a hot button topic that has tainted the positive intentions of the program for community banks. For your company, participation in the Capital Preservation Program provided for this company a strong capital cushion at the apex of world-wide financial crises — which in January 2009 appeared very dark, bottomless, and of unknown duration. At the appropriate time and opportunity it would be our intention to move beyond this program. Again, management and the board are monitoring the evolving capital rules and their impact on our capital planning.

Detailed financial information will be released in the SEC Form 10-Q financial filing by mid-November. If you have any questions please feel free to contact me.

Very truly yours,

James O. Miller, President & CEO

[1]
Non-GAAP Financial Measures: Management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate the Corporation’s performance. Specifically, management reviews per share earnings before economic issues. Income before economic issues equals pre-tax income for the year without certain expenses related to the downturn in the economy, specifically provision for loan losses, FDIC premiums and expenses related to repossessions, foreclosures and Other Real Estate Owned. Management believes the income per share before economic issues ensures comparability of operating performance from period to period. The table provided in this letter is a reconciliation of income per share before economic issues to net income per share. This reconciliation is presented to comply with SEC Regulation G and not as an indication that the adjusted performance metric is a substitute for net income per share determined by GAAP.

Cautionary Statement Regarding Forward-Looking Information
Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.